Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Windtree Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other	42,168,035	$0.837	$35,294,645.30	0.00015310	$5,403.61
	Total Offering Amounts					$35,294,645.30		$5,403.61
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$5,403.61

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”), of Windtree Therapeutics, Inc. (the “Registrant”) that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on The Nasdaq Capital Market on May 9, 2025. This calculation is in accordance with Rule 457(c) of the Securities Act.